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                                               PRO FORMA COMBINED CONDENSED BALANCE SHEETS                  Exhibit
                                                          MARCH 31, 1994                                      99.1
                                                          (In thousands)
                                                                                     Pro Forma Adjustments
                                                                                    ---------------------  Pro Forma
ASSETS                                             M&I       Valley      Combined      Ref       Amount     Combined
                                               ----------- ----------- ------------ ---------- ---------- ------------
Cash & cash equivalents:
  Cash and due from banks .....................  $445,106    $143,617     $588,723                           $588,723
  Other cash equivalents ......................   269,426       7,885      277,311    (4)(5)     (54,769)     222,542
                                               ----------- ----------- ------------            ---------- ------------
Cash & cash equivalents .......................   714,532     151,502      866,034               (54,769)     811,265
Other short-term investments ..................    51,101         765       51,866     (5)            50       51,916
Investment securities held
  to maturity .................................   157,076     206,779      363,855                            363,855
Investment securities available
  for sale .................................... 1,452,898     758,398    2,211,296     (5)       (30,281)   2,181,015
Loans:
  Commercial loans and leases ................. 2,191,680     723,062    2,914,742     (4)       (14,000)   2,900,742
  Real estate ................................. 2,517,526   1,801,994    4,319,520                          4,319,520
  Personal ....................................   717,754     644,105    1,361,859                          1,361,859
                                               ----------- ----------- ------------            ---------- ------------
                                                5,426,960   3,169,161    8,596,121               (14,000)   8,582,121
  Less: Allowance for loan losses .............    94,871      42,303      137,174                            137,174
                                               ----------- ----------- ------------            ---------- ------------
Net loans ..................................... 5,332,089   3,126,858    8,458,947               (14,000)   8,444,947
Premises and equipment, net ...................   197,512     101,232      298,744                            298,744
Accrued interest and other assets .............   200,778      98,036      298,814     (3)         1,108      299,922
                                               ----------- ----------- ------------            ---------- ------------
Total Assets ..................................$8,105,986  $4,443,570  $12,549,556              ($97,892) $12,451,664
                                               =========== =========== ============            ========== ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Noninterest bearing .........................$1,558,428    $497,662   $2,056,090                         $2,056,090
  Interest bearing ............................ 4,420,907   3,280,344    7,701,251                          7,701,251
                                               ----------- ----------- ------------            ---------- ------------
Total deposits ................................ 5,979,335   3,778,006    9,757,341                     0    9,757,341
Short-term borrowings ......................... 1,013,919     182,973    1,196,892    (4)(5)     (76,000)   1,120,892
Long-term borrowings ..........................   197,534      53,236      250,770     (5)       (23,000)     227,770
Accrued expenses and other liabilities ........   163,801      64,172      227,973    (2)(3)      50,855      278,828
                                               ----------- ----------- ------------            ---------- ------------
Total Liabilities ............................. 7,354,589   4,078,387   11,432,976               (48,145)  11,384,831

Shareholders' Equity
  Preferred stock .............................       185           -          185                                185
  Common stock ................................    66,425      10,377       76,802     (1)        25,319      102,121
  Additional paid-in capital ..................    49,190     213,812      263,002     (1)       (25,319)     237,683
  Retained Earnings ...........................   775,997     147,675      923,672    (2)(3)     (49,747)     873,925
  Less:
    Treasury common stock, at cost ............   136,379           -      136,379                            136,379
    Deferred Compensation .....................     1,690           -        1,690                              1,690
    Net unrealized losses on
      securities available
      for sale, net of taxes ..................     2,331       6,681        9,012                              9,012
                                               ----------- ----------- ------------            ---------- ------------
Total Shareholders' Equity ....................   751,397     365,183    1,116,580               (49,747)   1,066,833
                                               ----------- ----------- ------------            ---------- ------------
Total Liabilities and Shareholders' Equity ....$8,105,986  $4,443,570  $12,549,556              ($97,892) $12,451,664
                                               =========== =========== ============            ========== ============
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      SEE NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEETS

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               NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                              MARCH 31, 1994






                              (In thousands)

The unaudited Pro Forma Combined Condensed Balance Sheets for M&I and its consolidated subsidiaries and Valley and its consolidated subsidiaries as of March 31, 1994 assumes the Merger had been consummated on March 31, 1994 and accounted for as a pooling-of-interests. No adjustment for divestitures which are required in connection with the Merger have been included in the unaudited Pro Forma Combined Condensed Balance Sheets.

The Pro Forma Combined Condensed Balance Sheets should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of M&I and Valley in their respective Annual Reports on Form 10-K.

The Pro Forma Combined Condensed Balance Sheets are intended for informational purposes and are not necessarily indicative of the future financial position or of the financial position that would have actually occurred had the Merger been in effect as of the date presented.


   (1) The Pro Forma Combined Condensed Balance Sheets reflect the issuance of 1.72 common shares of Marshall & Ilsley Corporation's (M&I) common stock for each outstanding common share of Valley Bancorporation (Valley).

   (2) Pro forma shareholders' equity includes the effect of the estimated one-time merger related and restructuring charge of approximately $80 million, $48 million net of tax effect.

   (3) Pro forma shareholders' equity includes the estimated effect of conforming Valley's transition methodology in adopting Financial Accounting Standard No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions"(FAS 106) with that elected by M&I. M&I elected immediate recognition of the accumulated postretirement benefit obligation at January 1, 1992, through a one-time charge to earnings. During the first quarter of 1993 Valley adopted FAS 106 on a prospective basis and elected to amortize the unfunded accumulated postretirement obligation over twenty years.

   (4) For purposes of the Pro Forma Combined Condensed Balance Sheets, significant transactions and balances between M&I and Valley have been eliminated.

   (5) Certain balances in Valley's consolidated balance sheet have been reclassified to conform with M&I's presentation.